Exhibit 3.36

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

STONE ENERGY OFFSHORE, L.L.C.

A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF STONE ENERGY OFFSHORE, L.L.C. (this “Agreement”), dated as of February 28, 2017, is entered into by the Sole Member (as defined below).

WHEREAS, the name of the Company is Stone Energy Offshore, L.L.C. The Company originally executed its Limited Liability Company Agreement on April 28, 2008; and

WHEREAS, This Amended and Restated Limited Liability Company Agreement, which restates and amends the Limited Liability Company Agreement of the Company, is made and filed pursuant to that certain Joint Prepackaged Plan of Reorganization with the United States Bankruptcy Court for the Southern District of Texas (the “Court”) in In re: Stone Energy Corporation, et al., Case No. 16-36390, which was confirmed by order of the Court entered February 14, 2017 in accordance with Section 303 of the General Corporation Law of the State of Delaware (the “DGCL”).

In consideration of the agreements and obligations contained herein, the Member (as defined below) hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Stone Energy Offshore, L.L.C. (the “Company”).

2. Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

3. Term. The Company shall have a perpetual existence.

4. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under Delaware law.

5. Registered Agent and Office. The Company’s registered agent and office in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801

6. Sole Member. Stone Energy Corporation shall be the sole member of the Company (the Member”). The mailing address of the Member is as follows:

Stone Energy Corporation

625 East Kaliste Saloom Rd.

Lafayette, LA 70508

7. Powers. The Company shall have all power, privileges and authority as provided by the Act and any other applicable law, including all power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein.

8. Management. The business affairs of the Company shall be managed by the Member in accordance with Section 18-402 of the Act. Management of the Company shall be vested in the Member, and the Company shall not have “managers”, as that term is used in the Act. The Member may appoint a President, Chief Executive Officer, Chief Financial Officer, one or more Vice Presidents, a Secretary and/or one or more other officers as it deems necessary, desirable or appropriate with any such authority and upon such terms and conditions as the Member deems appropriate. Any such officer shall serve at the direction of the Member and may be removed, with or without cause by the Member

9. Capital Contributions. The Member has made an initial contribution to the capital of the Company, as reflected in the Company’s books and records. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

10. Nonvoting Equity Securities. The Company shall not issue nonvoting equity securities; provided, however the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Agreement in compliance with Section 1123(a)(6) of the Bankruptcy Code

11. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(b) of the Act) will cause the Company to dissolve. Additionally, the Member shall not cease to be a Member by reason of, or upon the happening of, any of the events referred to in Section 18-304 of the Act.

12. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.

13. Amendments. The Agreement may be amended only in writing. Any such amendment must be approved and executed by the Member.

14. Assignments. The Member may assign in whole or in part its limited liability company interest in the Company in accordance with the Act.

15. Binding Effect. The Agreement shall be binding upon and insure to the benefit of the Member and its successors and permitted assigns and is not intended to confer upon any person other than the Member and its successors and permitted assign any rights or remedies hereunder.

16. Captions, Captions contained in the Agreement are inserted as a matter of convenience and in no way define, limit, extend or describe the scope of the Agreement or the intent of any provision hereof.

17. Severability. The invalidity or unenforceability of any particular provision of the Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

18. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Member has executed this Agreement as of the date written first above.

SOLE MEMBER:

STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer
Name: Kenneth H. Beer
Title: Executive Vice President and
Chief Financial Officer

SIGNATURE PAGE TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

STONE ENERGY OFFSHORE, L.L.C.